Exhibit 99.1

Express Scripts Announces Final Results of Maximum Tender Offers

ST. LOUIS, July 28, 2016 — Express Scripts Holding Company (NASDAQ: ESRX) (the “Company” or “Express Scripts”) today announced the final tender results for its previously announced tender offers (the “Maximum Tender Offers”) to purchase for cash up to an aggregate principal amount of the debt securities listed in the table below (collectively, the “Notes” and each a “series”) that will not result in an aggregate amount that all holders of any such series of Notes are entitled to receive, excluding accrued and unpaid interest, for their Notes of such series that are validly tendered and accepted for purchase in the Maximum Tender Offers exceeding the applicable Aggregate Maximum Tender Amount set forth in the table below. The Maximum Tender Offers were made pursuant to the terms and conditions set forth in the offer to purchase, dated June 29, 2016, as amended by the Company’s press releases dated July 14, 2016 announcing the pricing and the early tender results of the Maximum Tender Offers, and the related letter of transmittal (as they may each be amended or supplemented from time to time, the “Tender Offer Documents”). The Company refers investors to the Tender Offer Documents for the complete terms and conditions of the Maximum Tender Offers.

As of the expiration date of 11:59 p.m., New York City time, on July 27, 2016 (the “Expiration Date”), according to information provided by Global Bondholder Services Corporation, the depositary and information agent for the Maximum Tender Offers, $368.6 million aggregate principal amount of the 7.125% senior notes due 2018 (“2018 Notes”), $162.6 million aggregate principal amount of the 7.250% senior notes due 2019 (“2019 Notes”) and $316.5 million aggregate principal amount of the 6.125% senior notes due 2041 (“2041 Notes”) had been validly tendered and not validly withdrawn in the Maximum Tender Offers. This includes $0.1 million aggregate principal amount of 2018 Notes that were validly tendered and not validly withdrawn following the early tender date of 5:00 p.m., New York City time, on July 13, 2016 (the “Early Tender Date”). No additional 2019 Notes or 2041 Notes were tendered following the Early Tender Date. The table below sets forth the aggregate principal amount and percentage of Notes of each series validly tendered and not validly withdrawn.

Title of Security	CUSIP Number	Principal Amount Outstanding	Aggregate Maximum Tender Amount	Principal Amount Tendered at Expiration Date
2018 Notes(1)	58405UAD4	$1,200,000,000	$450,000,000	$368,608,000
2019 Notes(2)	302182AE0	$500,000,000	$187,500,000	$162,557,000
2041 Notes(3)	30219GAG3	$700,000,000	$310,000,000	$316,523,000
(1)	Issuer: Medco Health Solutions, Inc.
(2)	Issuer: Express Scripts, Inc.
(3)	Issuer: The Company.

The Company has accepted for purchase all 2018 Notes and all 2019 Notes that have been tendered and not validly withdrawn. Because the aggregate principal amount of 2041 Notes tendered and not validly withdrawn would result in an aggregate amount that all holders of 2041 Notes are entitled to receive, excluding accrued and unpaid interest, for their 2041 Notes exceeding the applicable Aggregate Maximum Tender Amount set forth in the table above, the Company has not accepted for purchase all

2041 Notes that have been tendered. Rather, the Company has accepted 2041 Notes on a prorated basis, using a proration rate of approximately 0.7945. In aggregate, the Company will spend $902.1 million (excluding accrued and unpaid interest) to purchase Notes that have been validly tendered and not validly withdrawn and accepted for purchase by the Company in the Maximum Tender Offers.

Information Relating to the Maximum Tender Offers

BofA Merrill Lynch, Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC acted as the lead dealer managers for the Maximum Tender Offers. Investors with questions regarding the Maximum Tender Offers may contact BofA Merrill Lynch at (888) 292-0070 or (980) 387-3907, Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect) or Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or (212) 325-2476 (collect). Global Bondholder Services Corporation acted as the tender and information agent for the Maximum Tender Offers and can be contacted at (866) 470-3900 (toll-free) or (212) 430-3774 (collect).

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Notes and the Maximum Tender Offers do not constitute an offer to buy or the solicitation of an offer to sell Notes in any jurisdiction or in any circumstances in which such offer or solicitation is unlawful. The full details of the Maximum Tender Offers are included in the Tender Offer Documents.

About Express Scripts

Express Scripts puts medicine within reach of tens of millions of people by aligning with plan sponsors, taking bold action and delivering patient-centered care to make better health more affordable and accessible.

Headquartered in St. Louis, Express Scripts provides integrated pharmacy benefit management services, including network-pharmacy claims processing, home delivery pharmacy care, specialty pharmacy care, specialty benefit management, benefit-design consultation, drug utilization review, formulary management, and medical and drug data analysis services. Express Scripts also distributes a full range of biopharmaceutical products and provides extensive cost-management and patient-care services.

For more information, visit Lab.Express-Scripts.com or follow @ExpressScripts on Twitter.

SAFE HARBOR STATEMENT

This press release may contain forward-looking statements, including, but not limited to, statements related to the Company’s plans, objectives, expectations (financial or otherwise) or intentions. Actual results may differ materially from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements can be found in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on July 25, 2016, and Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on February 16, 2016. A copy of these documents can be found at the Investor Information section of Express Scripts’ web site at http://www.express-scripts.com/corporate.

The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT: Eric Slusser, Chief Financial Officer, Ben Bier, Vice President, Investor Relations, (314) 810-3115 investor.relations@express-scripts.com

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